Exhibit 5.2

12670 High Bluff Drive
San Diego, California 92130
Tel: +1.858.523.5400 Fax: +1.858.523.5450
www.lw.com
FIRM / AFFILIATE OFFICES
	Beijing	Moscow
	Boston	Munich
	Brussels	New York
	Century City	Orange County
	Chicago	Paris
May 21, 2020 Gossamer Bio, Inc. 3013 Science Park Road San Diego, CA 92121	Dubai	Riyadh
	Düsseldorf	San Diego
	Frankfurt	San Francisco
	Hamburg	Seoul
	Hong Kong	Shanghai
	Houston	Silicon Valley
	London	Singapore
	Los Angeles	Tokyo
	Madrid	Washington, D.C.
Milan

Re:	Registration Statement on Form S-3 (No. 333-237639); $230,000,000 aggregate principal amount of 5.00% Convertible Senior Notes due 2027

Ladies and Gentlemen:

We have acted as special counsel to Gossamer Bio, Inc., a Delaware corporation (the “Company”), in connection with the offering of up to $230,000,000 aggregate principal amount (including up to $30,000,000 shares issuable upon exercise of the underwriters’ option to purchase additional notes solely to cover over-allotments) of 5.00% convertible senior notes due 2027 (the “Notes”), pursuant to an indenture dated as of May 21, 2020 (the “Base Indenture”) between the Company and Wilmington Trust, National Association, as trustee (the “Trustee”), and a supplemental indenture to the Base Indenture, dated as of May 21, 2020 by and between the Company and the Trustee (together with the Base Indenture, the “Indenture”), setting forth the terms of the Notes. The offering of the Notes was made under a registration statement on Form S‑3 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on April 10, 2020 (Registration No. 333‑237639) (the “Registration Statement”), a base prospectus dated August 10, 2020 included in the Registration Statement at the time it originally became effective (the “Base Prospectus”), a preliminary prospectus supplement dated May 18, 2020 (the “Preliminary Prospectus Supplement”) and a prospectus supplement dated May 18, 2020 (together with the Base Prospectus and the Preliminary Prospectus Supplement, the “Prospectus”). The Notes are being sold pursuant to an underwriting agreement, dated May 18, 2020, between the Company and the underwriters named therein (the “Underwriting Agreement”).  The Notes are convertible, in accordance with their terms and the terms of the Indenture, into cash, shares of common stock, par value $0.0001 per share, of the Company (the “Common Stock”), or a combination of cash and shares of Common Stock, at the option of the Company.

May 21, 2020 Page 2

This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S‑K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the Prospectus, other than as expressly stated herein with respect to the issue of the Notes and the Common Stock.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter.  With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters.  We are opining herein as to the internal laws of the State of New York, and the General Corporation Law of the State of Delaware (the “DGCL”), and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Delaware, any other laws, or as to any matters of municipal law or the laws of any local agencies within any state.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof:

(1)When the Notes have been duly executed, issued, and authenticated in accordance with the terms of the Indenture and delivered against payment therefor in the circumstances contemplated by the Underwriting Agreement, the Notes will have been duly authorized by all necessary corporate action of the Company and will be legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

(2)The shares of Common Stock of the Company initially issuable upon conversion of the Notes (the “Conversion Shares”) have been duly authorized by all necessary corporate action of the Company and reserved for issuance upon conversion of the Notes and will be validly issued, fully paid and non-assessable, assuming the issuance of the Conversion Shares upon the conversion of the Notes on the date hereof in accordance with the terms of the Notes and the Indenture. In rendering the foregoing opinion, we have assumed that the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the DGCL.

Our opinions are subject to: (i) the effect of bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors; (ii) the effect of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which a proceeding is brought; (iii) the invalidity under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy; and (iv) we express no opinion as to (a) any provision for liquidated damages, default interest, late charges, monetary penalties, make-whole premiums or other economic remedies to the extent such provisions are deemed to constitute a penalty, (b) consents to, or restrictions upon, governing law, jurisdiction, venue, arbitration, remedies, or judicial relief, (c) the waiver of rights or defenses contained in Section 4.4 of the Base Indenture; (d) any provision requiring the payment of attorneys’ fees, where such

May 21, 2020 Page 3

payment is contrary to law or public policy; (e) any provision permitting, upon acceleration of the Notes, collection of that portion of the stated principal amount thereof which might be determined to constitute unearned interest thereon; (f) advance waivers of claims, defenses, rights granted by law, or notice, opportunity for hearing, evidentiary requirements, statutes of limitation, trial by jury or at law or other procedural rights; (g) waivers of broadly or vaguely stated rights; (h) provisions for exclusivity, election or cumulation of rights or remedies; (i) provisions authorizing or validating conclusive or discretionary determinations; (j) grants of setoff rights; (k) proxies, powers and trusts; (l) provisions prohibiting, restricting or requiring consent to assignment or transfer of any right or property; and (m) the severability, if invalid, of provisions to the foregoing effect.

With your consent, we have assumed (a) that the Indenture and the Notes (collectively, the “Documents”) have been duly authorized, executed and delivered by the parties thereto other than the Company, (b) that the Documents constitute legally valid and binding obligations of the parties thereto other than the Company, enforceable against each of them in accordance with their respective terms, and (c) that the status of the Documents as legally valid and binding obligations of the parties is not affected by any (i) breaches of, or defaults under, agreements or instruments, (ii) violations of statutes, rules, regulations or court or governmental orders, or (iii) failures to obtain required consents, approvals or authorizations from, or make required registrations, declarations or filings with, governmental authorities.

This opinion is for your benefit in connection with the Registration Statement and the Prospectus and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act.  We consent to your filing this opinion as an exhibit to the Company’s Current Report on Form 8-K dated May 21, 2020 and to the reference to our firm contained in the Prospectus under the heading “Legal Matters.”  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Latham & Watkins LLP